AMENDMENT NO. 1 TO THE PETROLEUM FEEDSTOCK AGREEMENT

THIS AMENDMENT NO. 1 is made as of October 24, 2007 (“Amendment”) to the Petroleum Feedstock Agreement, dated as of October 31, 1997 (“Agreement”), by and between Tesoro Hawaii Corporation fka BHP Petroleum Americas Refining Inc. (“Tesoro”) and The Gas Company, LLC fka Citizens Utilities Company dba The Gas Company (“TGC”).

RECITALS

Whereas, BHP Petroleum Americas Refining Inc. and Citizens Utilities Company nka Citizens Communications Company (“Citizens”), entered into the Agreement; and

Whereas, on or about June 1, 1998, Tesoro Petroleum Corporation purchased the stock of BHP Petroleum Americas Refining Inc., and thereafter changed the name of BHP Petroleum Americas Refining Inc. to Tesoro Hawaii Corporation; and

Whereas, on or about August 8, 2003, Citizens sold substantially all of its assets, including but not limited to it's rights and obligations under the Agreement, used in the The Gas Company division of Citizens, to TGC; and

Whereas, on July 27, 2007, Tesoro provided written notice to TGC of the cancellation of the automatic extension of the Agreement for another ten-year term after October 31, 2007; and

Whereas, Tesoro and TGC now desire to amend the Agreement in order to extend the initial term through January 31, 2008, and, unless notified otherwise, to automatically continue thereafter for two additional three month periods through July 31, 2008, in order to have adequate time and opportunity to negotiate new and mutually acceptable contract terms for the supply of feedstock for TGC's synthetic natural gas plant;

THEREFORE, in consideration of the covenants and agreements contained herein, and other good and valuable consideration, the parties agree to amend the Agreement as set forth below:

AMENDMENT

1.	Section 1. Term is hereby amended to read as follows:

“The term of this Agreement shall commence on October 31, 1997 (the “Closing Date”) and shall terminate on January 31, 2008 (the “Initial Term”). Upon the expiration of the Initial Term, this Agreement shall renew automatically for two successive three (3) month periods (“Renewal Period”), with the first Renewal Period ending on April 30, 2008, and with the second Renewal Period ending on July 31, 2008, unless either party gives written notice to the other party of its intent to terminate this Agreement at least thirty (30) days prior to the expiration of any Renewal Period. The parties shall be subject to all of the terms and conditions during each Renewal Period that are set forth in the Agreement.”

Except as expressly amended in this Amendment No. 1, the provisions of the Agreement shall remain in full force and effect, and exactly as written.

This Amendment No. 1 may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

TESORO HAWAII CORPORATION	THE GAS COMPANY, LLC

By	By
Its: Daniel J. Porter Senior Vice President, Supply and Optimization	Name: Thomas A. Wellman Title: Interim President & CEO